Exhibit 99.1

Contact: Lauri Wilks
704-455-3239
—For Immediate Release –

Speedway Motorsports Reports Results For The First Quarter 2006 and

Reaffirms Full Year 2006 Guidance

CONCORD, NC (May 3, 2006) - Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record first quarter 2006 total revenues of $151.1 million, net income of $32.2 million and diluted earnings per share of $0.73, and reaffirmed its full year 2006 earnings guidance of $2.45 to $2.55 per diluted share.

The first quarter 2006 results are not directly comparable to 2005 because of NASCAR NEXTEL Cup and Busch Series racing events at Bristol Motor Speedway held in the first quarter 2006 that were held in the second quarter 2005. Changes in race schedules at the Company’s speedways from time to time lessen the comparability of operating results between quarterly financial statements of successive years. Quarterly operating results are impacted principally from: (i) variable revenues and costs directly related to held events and (ii) certain fixed costs that do not change when race dates change.

First Quarter Comparison

The following increases in first quarter 2006 results are largely attributable to reporting NASCAR racing events at Bristol Motor Speedway in the first quarter 2006 that were reported in the second quarter 2005. For the first quarter 2006 as compared to 2005:

•	total revenues increased 59% or $55.8 million to $151.1 million;

•	net income increased 130% or $18.2 million to $32.2 million; and

•	diluted earnings per share increased 128% or $0.41 to $0.73.

2006 Earnings Guidance Reaffirmed

The Company reiterated these first quarter 2006 earnings are consistent with its previous full year 2006 guidance of $2.45 to $2.55 per diluted share, assuming current industry and economic trends continue, and excluding our 50% share of Motorsports Authentics joint venture operating results, changes in the Company’s non-core businesses, capital expenditures exceeding its current plans and other unforeseen factors.

2006 First Quarter Highlights

First quarter highlights include Las Vegas Motor Speedway again hosting record sold-out capacity crowds at its NASCAR UAW-DaimlerChrysler 400 NEXTEL Cup Series, and its second highest attendance at the Sam’s Town 300 Busch Series, racing events despite unusually cold weather. Atlanta Motor Speedway attracted strong attendance at its NASCAR Golden Corral 500 NEXTEL Cup Series racing event despite being rescheduled to Monday because of poor weather, and record attendance at the Nicorette 300 Busch Series racing event. Also, Bristol Motor Speedway again hosted sold-out capacity crowds at its NASCAR Food City 500 NEXTEL Cup Series racing event, and large crowds at the Sharpie Mini 300 Busch Series racing event despite being delayed because of poor weather.

Stock Repurchase Program

During the quarter ended March 31, 2006, the Company repurchased 155,000 shares of common stock for approximately $5.6 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares. The Company has repurchased a total of 437,500 shares since adoption of the program in April 2005.

Motorsports Authentics Joint Venture

The Company’s share of operating results of Motorsports Authentics (MA), an equally-owned motorsports merchandising joint venture with International Speedway Corporation, for December 1, 2005 through February 28, 2006 are included in the Company’s first quarter 2006 consolidated statement of income and were not significant. MA has a November 30 fiscal year end which the Company adopted for reporting its share of MA’s operating results so that reporting periods coincide. The Company records its 50% share of MA’s net income or loss based on MA’s most recent quarterly financial statements using the equity method of accounting.

“Our first quarter 2006 results show significant increases in all revenue categories, with particularly strong increases in sponsorship, luxury suite rentals, advertising and other corporate revenues, on a comparable event basis if the results of Bristol Motor Speedway’s second quarter 2005 NASCAR NEXTEL and Busch Series racing events were included,” stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. “However, unusually cold or poor weather at all of our major NASCAR event weekends held this quarter negatively impacted our events, particularly food, beverage and souvenir sales. For our upcoming events, all of our 2006, and most of our 2007 NASCAR NEXTEL Cup and Busch event sponsorships are already sold. Also, pre-sales for SMI’s other corporate event related revenues are showing strong year-over-year increases with marketing interest and promotional spending continuing to broaden and gain momentum.”

O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports, stated “These strong first quarter results demonstrate the overwhelming demand for NASCAR racing at Las Vegas Motor Speedway and the untapped potential of its entertainment factor. We believe these and other factors illustrate the merits of SMI investing in new leading-edge media center, garage, fan zone and other entertainment facilities at Las Vegas. The superspeedway banking is also being reprofiled to offer fans the exciting competition inherent in high-bank racing, all of which SMI plans to showcase in 2007.

“Our Atlanta Motor Speedway also demonstrated its resilience with strong attendance over the NASCAR racing weekend despite rescheduling the Golden Corral 500 NEXTEL Cup Series race to Monday because of bad weather. For Atlanta’s upcoming NASCAR racing weekend in October 2006, we plan to complete construction of approximately 12,000 new luxury front-stretch and premium club-style seats. Atlanta Motor Speedway is a state-of-the-art speedway facility located in one of the nation’s top media markets. With roadway expansion leading into and surrounding our speedway continuing, and its long-standing reputation of offering fans some of the best on-track competition in NASCAR, we strongly believe Atlanta Motor Speedway provides us, along with advertisers and broadcasters, excellent long-term growth opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries and Motorsports Authentics joint venture, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 730 radio stations nationwide. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, petroleum and other commodity markets and associated profit margins, stock repurchases, financing needs, insurance, litigation, taxes and economic conditions. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 866-323-3540 (toll-free) or 706-679-6123 (toll). The reference number is 7979599. A web-cast of the call can be accessed at the Company’s website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning after 2:00PM (ET) May 3rd through midnight (ET) May 10th. The reference number is 7979599. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Investor Relations and Communications.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2006 and 2005

(In thousands except per share amounts)

	Three Months Ended
INCOME STATEMENT DATA	3/31/2006	3/31/2005
Revenues:
Admissions	$54,195	$32,207
Event related revenue	44,378	27,878
NASCAR broadcasting revenue	42,120	25,210
Other operating revenue	10,428	10,036

Total Revenues	151,121	95,331

Expenses and Other:
Direct expense of events	25,104	15,086
NASCAR purse and sanction fees	27,671	17,141
Other direct operating expense	7,694	8,610
General and administrative	20,479	17,224
Depreciation and amortization	10,070	9,268
Interest expense, net	5,872	5,949
Other expense (income), net	1,275	(920)

Total Expenses and Other	98,165	72,358

Income Before Income Taxes	52,956	22,973
Income Tax Provision	20,727	8,937

NET INCOME	$32,229	$14,036

BASIC EARNINGS PER SHARE	$0.74	$0.32
Weighted average shares outstanding	43,827	43,915

DILUTED EARNINGS PER SHARE	$0.73	$0.32
Weighted average shares outstanding	44,040	44,216

Major NASCAR-sanctioned Events Held During Period	6	4

Significant Race Schedule Changes:

•	Bristol Motor Speedway held one NASCAR NEXTEL Cup and one Busch Series racing event in the first quarter 2006 that were reported in the second quarter 2005

BALANCE SHEET DATA	3/31/2006	12/31/2005
Cash, cash equivalents and short-term investments	$118,743	$120,910
Total current assets	262,189	201,288
Property and equipment, net	988,524	979,652
Equity investments in associated entities	138,676	136,842
Goodwill and other intangible assets, net	159,897	159,929
Total assets	1,584,297	1,514,426

Deferred race event income, net	119,556	101,966
Total current liabilities	220,021	160,663
Revolving credit facility borrowings	50,000	50,000
Total long-term debt	430,183	430,235
Total liabilities	824,863	788,278
Total stockholders’ equity	$759,434	$726,148